Exhibit 99.1

Contact:  Mark Garwood, President, Tamalpais Bank

Cell  415 302- 6088 or main 415 454-1212

San Rafael Bancorp Announces 2.5 Cent Per Share Dividend and

Opens a Tamalpais Bank Branch In San Anselmo

(San Rafael, California, March 31, 2004) - San Rafael Bancorp (“Company”), parent company of Tamalpais Bank (“Bank”), approved a 2.5-cent per share dividend at its March board meeting. The record date for shareholders is April 30, 2004 and the dividend is payable May 14, 2004. “We want to reward shareholders who have supported us since the beginning as well as our new shareholders for making our public stock offering a success.  The Company and the Bank remain well positioned to continue their financial growth and the expansion of their retail branch network,” said Kit M. Cole, Chairman and CEO of San Rafael Bancorp and Tamalpais Bank.

In addition, Mark Garwood, President of Tamalpais Bank, announces the opening of their San Anselmo, California branch. This 2,200 square foot business and personal financial center is their fourth branch and will be followed shortly by the opening of a branch in Northgate in San Rafael, California. The San Anselmo location is 100 Sir Francis Drake Boulevard next to Insalata’s Restaurant, and will serve Ross, San Anselmo, Fairfax and West San Rafael markets. The full service branch includes an investment center, Internet café, and kid’s zone. “We invite the public to come into the branch, meet our staff and enter a drawing for a weekend stay for two at the Sonoma Mission Inn during our grand opening celebration which continues through May,” says Garwood.

Tamalpais Bank, with branches in San Rafael, Mill Valley, and Greenbrae, had $337 million in assets and $222 million in deposits as of March 31, 2004.  For further information please contact Mark Garwood at (415) 454-1212.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of San Rafael Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) other risks detailed in the San Rafael Bancorp filings with the Securities and Exchange Commission.